Exhibit 99.1

Fremont, Calif., December 11, 2008 – ActivIdentity Corporation (NASDAQ: ACTI), a global leader in digital identity assurance, today announced that Michael Sotnick has joined ActivIdentity as its Executive Vice President, Worldwide Sales and Field Operations effective December 7, 2008.  In this capacity, Mr. Sotnick will oversee all sales and field operations for the Company.

Previously, Mr. Sotnick served as Senior Vice President and General Manager of SAP Americas, Inc. where he led restructuring of SAP’s North American channel.  Prior to joining SAP, he was Vice President of Partner Sales at Veritas Software Corporation.

“Mr. Sotnick brings to ActivIdentity a wealth of experience and knowledge of building both domestic and international large sales programs and channel programs,” said Grant Evans, Chief Executive Officer of ActivIdentity.

NASDAQ Notice

As an inducement to his entering into employment with the Company, Mr. Sotnick was awarded an option in accordance with NASDAQ Marketplace Rule 4350(i)(1)(A)(iv).  The option entitles Mr. Sotnick to purchase, outside of the Company’s stockholder approved equity incentive plans, an aggregate of up to 600,000 shares of the Company’s common stock at an exercise price per share equal to the last reported closing price of the Company’s common stock on the date of grant.  The option vests per the Company’s regular vesting schedule over four years and has a term of seven years.

About ActivIdentity

ActivIdentity Corporation has provided identity assurance and credential management solutions to enterprise, government, and financial services organizations worldwide for more than a decade.  Trusted identity is the core of the ActivIdentity platform, enabling secured credential management.  ActivIdentity customers experience multiple benefits including increased digital and physical security, protection against on-line fraud, enhanced business process efficiencies, secure access to digital assets, and a pathway to regulatory compliance.

Headquartered in Fremont, CA (USA), ActivIdentity develops products in the United States, Australia, and France, and has sales and technical service centers in more than ten countries.  Millions of users worldwide rely on ActivIdentity identity assurance and credential management system to address growing internal and external identity risks.  For more information, visit www.actividneity.com.

Actividentity and ActivCard are registered trademarks in the United Sates and/or other countries.  All other trademarks are the property of their respective owners in the United Sates and/or other countries.